Exhibit 10.11.3

THIRD AMENDMENT TO AMENDED AND RESTATED SUPPLY AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED SUPPLY AGREEMENT (this "Amendment"), is made as of September 10, 2013 by and between DSW Leased Business Division LLC aka Affiliated Business Group, an Ohio limited liability company ("Supplier"), successor by assignment of DSW Inc., an Ohio corporation ("DSW"), each having a business address of 810 DSW Drive, Columbus, Ohio 43219, and Stein Mart, Inc., a Florida corporation ("Stein Mart") with a business address of 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

Background

A.Supplier and Stein Mart entered into an Amended and Restated Supply Agreement, dated as of May 30, 2006 (the "Agreement"), whereby Supplier agreed to supply Merchandise to Stein Mart.

B.Supplier and Stein Mart entered into a First Amendment to the Agreement, dated August 26, 2008, whereby the parties agreed to extend the term of the Agreement.

C.DSW assigned to Supplier, its wholly-owned subsidiary, all of its right title and interest under the Agreement, effective as of January 27, 2012.

D.Supplier and Stein Mart entered into a Second Amendment to the Agreement, dated February 23, 2012, whereby the parties agreed to extend the term of the Agreement.

E.Therefore, the parties desire to further amend the Agreement on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1.Definitions. Defined terms used in this Amendment shall have the meaning ascribed to them in the Agreement.

2.Additional Definitions: Section I shall he amended to include the following defined terms:

l.15    "Internet Merchandise” means any Merchandise, as defined in the Agreement,
Sold on Stein Mart's Website (defined in Section 1.16 below). Except as expressly stated herein, Internet Merchandise shall be considered Merchandise under the Agreement and be governed as such. The parties acknowledge that Stein Mart has engaged GSI Commerce ("GSI") to create and operate Stein Mart’s Website, which will offer a variety of items for sale.

1.16     "Website" means any point of presence maintained on the Internet or on any other public data network by Stein Mart, whether operated by Stein Mart or a third-party.

3.Covered Store: As of the date of this Amendment, the Website shall be considered 10 be a Covered Store under the Agreement.

4.Net Revenue: Section 5.1 <;hall be deleted in its entirety and replaced with the following in lieu thereof:

5.1. Net Revenue Split. All sales of Merchandise shall be made through Stein Mart’s normal cash registers and by use of Stein Mart's normal sales recording equipment and will be identified with the Shoe Department. The Net Revenue from each sale of Supplier's Merchandise, other than Internet Merchandise sold through the Website, shall be split 80% to Supplier and 20% to Stein Mart.

Commencing upon the date of this Amendment and continuing until noted below, the Net Revenue from each sale of Internet Merchandise sold through the Website shall be split such that Stein Mart will receive the percentage of Net Revenue from each sale equal to the website management fees paid by Supplier to a third party for the sale of such Internet Merchandise, which is estimated to be and shall not exceed 23% of Net Revenue. The balance of Net Revenue from the sale of Internet Merchandise shall be paid to Supplier pursuant to Section 5.4. Stein Mart agrees to notify Supplier if the actual website management fees are lower than the 23% of Net Revenue estimate, which shall adjust the Net Revenue split received by Stein Mart from each sale of Internet Merchandise sold through the Website to reflect the new actual management fee percentage; provided, however, Stein Mart’s percentage of Net Revenue shall not be lower than 20%.

The parties agree that, at a later date, Supplier will assume responsibility for the fulfillment of Internet Merchandise sold through the Website. Stein Mart shall cooperate with Supplier in this transition. Beginning on the date DSW itself fulfills Internet Merchandise sold and thus eliminates the fulfillment of inventory through the third party provider, the Net Revenue from the sale Internet Merchandise shall be split 80% to Supplier and 20% to Stein Mart.

5.Web Set-Up Responsibility: Supplier shall supply Stein Mart with one sample piece of each color of Internet Merchandise that will he displayed on the Website. Stein Mart shall be responsible for obtaining photographs needed for display on the Website (which may be provided by a third-party vendor (together, the "Web Set-Up Tasks"). Supplier will reimburse Stein Mart for the actual costs of the Web Set-Up Tasks, not to exceed a maximum of $75 for photographs. The parties agree that Supplier will initially provide the appropriate style copy for each item of Internet Merchandise to be displayed. In the event the parties decide that Stein Mart will assume responsibility for the style copy, Supplier agrees that it shall reimburse Stein Mart the amount of $9 for preparing the copy per item. Such costs may be offset from the Net Revenue to be paid to Supplier.

6.Direct Link: DSW Inc. ("DSW'"), the parent company of Supplier, has entered into an agreement with Commission Junction ("CJ"), a third party affiliate marketing company, to manage DSW's affiliate marketing program (the “Program"). CJ manages a network of website owners (individually, each a "Publisher") who can apply for DSW's authorization to place a link on the Publisher's website which contains CJ's tracking code and directs users to DSW's website (the "Direct Link"). In exchange, CJ pays the Publisher a commission for sales which occur on DSW's website which originate via the Direct Link (collectively, "Affiliate Fees").

In connection with this Amendment, Supplier and Stein Mart desire to have Stein Mart become a Publisher under the Program. Stein Mart agrees that it shall enter into an agreement with CJ to become a Publisher within CJ 's network, which must be acceptable to Stein Mart, apply to DSW's Program, and, after entering into such agreement in conjunction with CJ, create a Direct Link on its Website in exchange for Affiliate Fees. Supplier agrees that, for so long as Supplier provides Internet Merchandise to Stein Mart, Supplier shall not use its affiliation with DSW to object to Stein Mart's participation in the Program.

Stein Mart's entire relationship relating to its participation in the Program (including payment terms, reporting and validation details, and fund distribution) will be governed by Stein Mart's agreement with CJ, and, under this agreement, all payments to Stein Mart for Affiliate Fees will be made by CJ.

7.Agreement in Effect.     Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment by their duly authorized officers as of the date first above written.

DSW LEASED BUSINESS DIVISION LLC

By:____________________
Title:___________________

STEIN MART, INC.

By:____________________
Title:___________________